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                                                                 Exhibit 23(d)42

                                                                   (Active Bond)


                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                           JOHN HANCOCK ADVISERS, LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of the 1st day of October, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), John Hancock Advisers LLC, a Delaware limited liability corporation ("Advisers"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and Advisers are engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

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     WHEREAS, the Trust offers shares in several series, one of which is designated as the Active Bond Fund, (together with all other series established by the Trust, the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 12, 1988 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the Active Bond Fund (the "Subject Fund"), one of the Funds of the Trust;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER
     (a) Subject Fund. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as investment adviser and manager to the Subject Fund for the period and on the terms herein set forth, for the compensation herein provided.
     (b) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.
     (c) Advisers Representations. Advisers represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO of any change in the identity of the personnel who manage the Subject Assets, (iii) that it

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has adopted a code of ethics complying with the requirements of Section 17(j)
and Rule 17j-1 under the 1940 Act and has and will provide, upon request, true and complete copies of such code to the Trust and to JHLICO, and has and will adopt procedures designed to prevent violations of any such code.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.
     Advisers will provide for the Subject Fund's assets as may be designated to it by JHLICO in writing (including electronic communication) from time to time (the "Subject Assets") a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund. Advisers, as Sub-Manager, will manage the investment and reinvestment of the Subject Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Trust, JHLICO and, as in effect from time to time, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information, the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Advisers in writing by JHLICO or the Trust from time to time). In the event that, in addition to Advisers, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that Advisers will not be held responsible for such other investment advisers' or sub-managers' compliance with policies and limitations applicable to the Subject Fund.
     Advisers will, at its own expense:
     (a) advise the Trust in connection with investment decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Assets and, upon

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request, furnish the Trust with research, economic and statistical data in connection with the investments and investment policies of the Subject Assets;
     (b) submit such reports relating to the valuation of the Subject Asset's securities as the Trust' Board of Trustees may reasonably request;
     (c) place orders for purchases and sales of portfolio investments for the Subject Assets;
     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets;
     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the Trust' custodian, transfer agent or JHLICO.
     (f) at the close of business each day, provide JHLICO and the custodian with copies of the trade blotter for each transaction effected for the Subject Assets;
     (g) as soon as practicable following the end of each calendar month, provide JHLICO with written information on all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and
     (h) absent specific instructions to the contrary provided to it by JHLICO and subject to Advisers' receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Assets in accordance with Advisers' proxy voting policy as provided to JHLICO upon request.
     The Trust and JHLICO will provide timely information to the Sub-Manager regarding such matters as purchases and redemptions of shares in the Subject Assets and the cash requirements of, and cash available for investment in, the Subject

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Assets, and all information as may be reasonably necessary or appropriate in order for the Sub-Manager to perform its responsibilities hereunder. On its own initiative, the Sub-Manager will apprise JHLICO and the Trust of important developments materially affecting the Subject Assets and will furnish JHLICO and the Trust' Board of Trustees from time to time such information as is appropriate for this purpose.
     Advisers will not consult with any other sub-manager to the Subject Assets or to any other Fund of the Trust concerning transactions of the Subject Assets in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

3.   ALLOCATION OF EXPENSES.
     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:
     (a) brokerage commissions for transactions in the portfolio investments of the Subject Assets and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;
     (b) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and
     (c) interest payable on the Trust's borrowings.
     Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

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     For all of the services rendered with respect to the Subject Assets as herein provided, JHLICO shall pay to the Sub-Manager a fee (for payment of which the Trust shall have no obligation or liability) based on the Current Net Assets (as defined below) of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to the Subject Assets accrued to termination shall be paid. "Current Net Assets" shall mean the net assets of the Subject Assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.   FUND TRANSACTIONS.
     In connection with the investment and reinvestment of the Subject Assets, Advisers is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Advisers shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to Advisers, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Advisers shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

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     The fees payable to Advisers by JHLICO hereunder shall be reduced by any tender offer solicitation fees or similar payments received by Advisers, in connection with the tender of investments of any Fund (less direct expenses incurred by Advisers in connection with obtaining such fees or payments). Advisers shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of any Fund, provided that neither Advisers nor any of its affiliates shall be required to register as a broker-dealer for this purpose. Advisers shall advise JHLICO and the Trust's Board of Trustees of any fees or payments of whatever type which it may be possible for Advisers or an affiliate of it to receive in connection with the purchase or sale of investment securities for the Subject Fund.

6.   INFORMATION, RECORDS, AND CONFIDENTIALITY.
     The Trust shall own and control all records maintained hereunder by Advisers on the Trust's behalf and, in the event of termination of this Agreement for any reason, all records relating to the Subject Assets shall be promptly returned to the Trust, free from any claim or retention of rights by Advisers except that Advisers may retain such books and records (or copies thereof) required under the 1940 Act record keeping provisions, as amended from time to time. Advisers also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Advisers further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2 and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

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     Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.
     Advisers shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to it.

7.   LIABILITY; STANDARD OF CARE.
     No provision of this Agreement shall be deemed to protect Advisers or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties.
     Advisers shall employ only qualified personnel to manage the Subject Assets; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) use due care to comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Assets (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such

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purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved

8.   DURATION AND TERMINATION OF THIS AGREEMENT.
     (a) Duration. This Agreement shall become effective on the date hereof and unless terminated as herein provided, shall remain in full force and effect for two years from the date hereof, and shall continue in full force and effect thereafter so long as such continuance is approved at least annually (a) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Subject Fund, and (b) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.
Any approval of this Agreement by the holders of a majority of the outstanding shares of the Subject Fund shall be effective to continue this Agreement with respect to such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and

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"interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.
     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the outstanding shares of the Subject Fund, by Advisers on at least sixty days' written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' written notice to the Trust and Advisers.
     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE.
     The services of Advisers to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

10.  AVOIDANCE OF INCONSISTENT POSITION.
     In connection with the purchase and sale of portfolio securities of the Subject Assets, the Advisers and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies managed by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

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11.  ENTIRE AGREEMENT, AMENDMENT.
     This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties with respect to the subject matter hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.
     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Trust personally, but only bind the trust property of the Trust, as provided in the Trust' Declaration of Trust.

13.  GOVERNING LAW.
     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.


ATTEST:                                 JOHN HANCOCK VARIABLE SERIES
                                        TRUST I


/s/Arnold R. Bergman                    By: /s/Michele G. Van Leer
                                        Title: Chairman


ATTEST:                                 JOHN HANCOCK LIFE INSURANCE
                                        COMPANY


/s/Arnold R. Bergman                    By: /s/ Michele G. Van Leer
                                        Title: Senior Vice President


ATTEST:                                 JOHN HANCOCK ADVISERS, LLC


/s/Brian Langenfeld                     By: /s/Susan S. Newton
                                        Title: Senior Vice President &
                                               Secretary


                                   SCHEDULE I

                                      FEES
                                      ----


Active Bond Fund

Current Net Assets Under Management                  Sub-Advisory Fee
-----------------------------------                  ----------------
On the first $100 million of Subject       25 basis points (0.25%) per annum
Assets
On the next $150 million of Subject        20 basis points (0.20%) per annum
Assets
On the next $250 million of Subject        16 basis points (0.16%) per annum
Assets
On the next $500 million of Subject        12.5 basis points (0.125%) per annum
Assets

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On Subject Assets over $1 billion          10 basis points (0.10%) per annum